As filed with the Securities and Exchange Commission on December 18, 2009

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Modavox, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0122076 (IRS Employer Identification No.)
1900 W. University Drive, Suite 230, Tempe, AZ (Address of Principal Executive Offices)	85281-3291 (Zip Code)

E. Schedeler Nonqualified Stock Option Agreement
D. Shaub Fee Letter Agreement
 (Full title of the plans)
______________

Incorporating Services Ltd.
3500 South Dupont Highway
Dover, DE 19901
(Name and address of agent for service)
(302) 531-0855
(Telephone number, including area code, of agent for service)
______________

With copies to:
Debbie Klis, Esq.
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
11921 Rockville Pike, Suite 300,
Rockville, Maryland 20852
(301) 230-5246
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share pursuant to Non Qualified Stock Option Grant dated November 3, 2009.	400,000	$0.25(2)	$100,000	$7.13(3)
Common Stock, par value $0.0001 per share pursuant to Stock grant dated November 17, 2009.	541,771	$2.23(2)	$1,208,149	$86.14 (3)
Totals	941,771			$93.27

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock to be issued as a result of stock splits, stock dividends or similar transactions.

(2)	Computed pursuant to Rule 457(h)(1) under the Securities Act for the purpose of calculating the registration fee, on the basis of the price at which outstanding options may be exercised.

(3)
Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee and based on the 30-day average of the high and low sales prices per share of the Common Stock of Modavox, Inc. as reported on the OTC Bulletin Board, an electronic quotation system on December 8, 2009.

TABLE OF CONTENTS

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference	4
Item 4. Description of Securities	4
Item 5. Interests of Named Experts and Counsel	5
Item 6. Indemnification of Directors and Officers	5
Item 7. Exemption from Registration Claimed	6
Item 8. Exhibits	6
Item 9. Undertakings	6
SIGNATURES	8

POWER OF ATTORNEY	8
INDEX TO EXHIBITS	9
E. Schedeler Nonqualified Stock Option Agreement D. Shaub Fee Letter Agreement Consent of Malone & Bailey, PC Opinion/Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to participants, as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

This registration statement incorporates by reference the documents listed below that we have previously filed with the Commission.

•	Our Annual Report on Form 10-K for the year ended February 28, 2009;
•	Our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2009 and August 31, 2009;
•
Our Current Reports on Form 8-K filed with the Commission on:  April 4, 2009, April 29, 2009, May 11, 2009, May 21, 2009, July 17, 2009, September 2, 2009, September 29, 2009, November 2, 2009 and November 17, 2009.

In addition, all documents filed by us with the Commission subsequent to the filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement except as indicated herein.

Item 4.  Description of Securities.

The following summary of our common stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or DGCL, our amended and restated certificate of incorporation referred to herein as our “certificate of incorporation” and our amended and restated by-laws, referred to herein as our “by-laws.”

The shares of common stock covered by this Form S-8 are subject to certain contractual restrictions limiting the sale of such shares.

With respect to the D. Shaub Fee Letter Agreement, the shares issued thereunder are issued as compensation for legal fees and expenses are accrued by the Company in conjunction with the Company's ongoing patent litigation.  As described in the D. Shaub Fee Letter Agreement attached as an exhibit to this Form S-8, such shares are expected to be sold by D. Shaub pursuant to a Company-approved SEC Rule 10b5-1 Stock Selling Plan on an as-needed basis to pay budgeted and anticipated invoices.

With respect to the E. Schedeler Nonqualified Stock Option Agreement, the shares to be received by E. Schedeler upon exercise of the nonqualified stock options are subject to an agreement pursuant to which E. Schedeler agrees to refrain from making or participating in any sale of Company securities, whether for or on behalf of himself or any other entity, in excess of a “Permitted Sale Limit,” defined as 10,000 shares per month, for as long as E. Schedeler holds any of the shares or, if earlier, until there is a change of control of the Company.

Authorized and Issued Securities

As of the date hereof, our authorized capital stock consists of 125,000,000 shares, of which 100,000,000 shares are common stock, par value $0.0001 per share, and 25,000,000 shares are preferred stock, par value $0.0001 per share.  As of December 2, 2009, there were 55,848,288 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Dividend Rights.  Subject to the dividend rights of the holders of any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine.

Rights Upon Liquidation.  Upon liquidation, dissolution or winding up of our affairs, the holders of common stock are entitled to share ratably in our assets that are legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of outstanding preferred stock.

Conversion, Redemption and Preemptive Rights.  Holders of our common stock have no conversion, redemption, preemptive or similar rights.

Voting Rights.  Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.  Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the DGCL permits corporations to indemnify directors and officers.  The statute generally requires that to obtain indemnification the director or officer must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, additionally, in criminal proceedings, that the officer or director had no reasonable cause to believe his conduct was unlawful.  In any proceeding by or in the right of the corporation, no indemnification may be provided if the director or officer is adjudged liable to the corporation (unless ordered by the court).  Indemnification against expenses actually and reasonably incurred by a director or officer is required to the extent that such director or officer is successful on the merits in the defense of the proceeding.

Our Articles of Incorporation and Bylaws provide generally for indemnification, to the fullest extent permitted by Delaware law, of a director and officer who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the company or was serving at the request of the company as a director, officer, employee or agent of certain other related entities.

The Articles of Incorporation and Bylaws provide that the indemnification will cover all costs, charges, expenses, liabilities and losses reasonably incurred by the director or officer.  The Bylaws further provide that a director or officer has the right to be paid expenses incurred in defending a proceeding, except the amount of any settlement, in advance of its final disposition upon receipt by us of an undertaking from the director or officer to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.  The Articles of Incorporation provide that a director or officer is presumed to be entitled to indemnification and the company has the burden of proving that such director or officer has not met the standards of conduct for permissible indemnification.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

 (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on December 18, 2009.

Modavox, Inc.

By: /s/ Mark Severini
Mark Severini
Chief Executive Officer & Director

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Severini and Shelly Meyers and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statements for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
____________________

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark Severini	Director, Chief Executive Officer (Principal Executive Officer) Chief Financial Officer, Treasurer (Principal Financial Officer)	December 18, 2009
Mark Severini

/s/ Jeff Spenard Jeff Spenard	Director and President-VoiceAmerica	December 18, 2009

/s/ John Devlin John Devlin	Director	December 18, 2009

/s/ Shelly J. Myers Shelly J. Meyers	Chairwoman	December 18, 2009

/s/Jim Crawford Jim Crawford	Chief Information Officer	December 18, 2009

/s/ David Ide David Ide	Director and Chief Strategy Officer	December 18, 2009

Modavox, Inc.

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith
5.1	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A.		X
10.1	E. Schedeler Nonqualified Stock Option Agreement		X
10.2	D. Shaub Fee Letter Agreement		X
23.1	Consent of Malone & Bailey, PC		X
23.2	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A.		Included in Exhibit 5.1
24.1	Powers of Attorney		See signature page.